EXHIBIT 99.1

N E W S   R E L E A S E

FOR IMMEDIATE RELEASE

Contacts:

CryoLife D. Ashley Lee Executive Vice President, Chief Financial Officer and Chief Operating Officer Phone: 770-419-3355	The Ruth Group Nick Laudico / Zack Kubow 646-536-7030 / 7020 nlaudico@theruthgroup.com zkubow@theruthgroup.com

CryoLife Reports Record Quarterly Revenues in Fourth Quarter of 2011

Provides 2012 Financial Guidance, Including 5 percent to 8 percent Total Revenue Growth and 10 percent to 15 percent Growth in Product Segment

2011 Earnings of $0.26 Per Share vs. 2010 Earnings of $0.14 Per Share
Operating Cash Flow Totals $16.8 Million for 2011

ATLANTA, GA – (February 16, 2012) – CryoLife, Inc. (NYSE: CRY), a leading tissue processing and medical device company focused on cardiac and vascular surgery, announced today its results for the fourth quarter and full year of 2011.  Revenues for the fourth quarter increased 4 percent to a record $30.4 million compared to $29.2 million for the fourth quarter of 2010.  Revenues for the full year increased 3 percent to a record $119.6 million compared to $116.6 million for the full year of 2010.

Steven G. Anderson, president and chief executive officer, said, “In 2011 we made significant progress in repositioning CryoLife with earlier stage, growth oriented products while also continuing to generate strong cash flow from our core business.  We expect to begin accelerating our growth in 2012, led by expanded adoption of PerClot®, BioGlue®, and TMR.  Revenues from our product segment are expected to increase by 10 percent to 15 percent for the year, with significant upside potential over the next several years as we execute on the clinical and regulatory pathways for our pipeline.  In 2012 our strategic initiatives include enrolling our U.S. clinical trials for PerClot and BioFoam®, potentially expanding the indications for BioGlue in Japan, initiating our pilot study to evaluate TMR with biologics in Europe, and increasing revenues for PerClot in Europe.  We believe that our portfolio of complementary, high margin products has the potential to significantly expand our market opportunity, leverage our core infrastructure and build value for the Company and its shareholders.”

Net income for the fourth quarter of 2011 was $1.9 million, or $0.07 per basic and fully diluted common share, compared to net income of $2.1 million, or $0.08 per basic and $0.07 per fully diluted common share, for the fourth quarter of 2010.

  Net income for the full year of 2011 was $7.4 million, or $0.26 per basic and fully diluted common share, compared to net income of $3.9 million, or $0.14 per basic and fully diluted common share, for the full year of 2010.  Excluding pretax expenses of $4.2 million related to the Company’s acquisition of Cardiogenesis and other business development activities, non-GAAP adjusted net income for the full year of 2011 was $10.0 million, or $0.35 per fully diluted common share.

Surgical sealant and hemostat revenues, which consist primarily of sales of BioGlue and PerClot, were $13.0 million for the fourth quarter of 2011 compared to $15.1 million for the fourth quarter of 2010, a decrease of 14 percent.  The decrease in surgical sealant and hemostat revenues was primarily due to the lack of HemoStase revenues in the fourth quarter of 2011, partially offset by a 3 percent increase in BioGlue revenues and a 134 percent increase in PerClot revenues.  The increase in BioGlue revenues was primarily attributable to shipments into Japan.  The Company discontinued sales of HemoStase at the end of the first quarter of 2011 and began distributing PerClot in international markets in the fourth quarter of 2010.

Surgical sealant and hemostat revenues were $53.7 million for the full year of 2011 compared to $56.4 million for the full year of 2010, a decrease of 5 percent.  The decrease in surgical sealant and hemostat revenues in the full year of 2011 was primarily due to a decrease in HemoStase revenues, partially offset by the full year addition of PerClot revenues and a 4 percent increase in BioGlue revenues.

Revascularization technologies revenues were $2.4 million for the fourth quarter and $5.7 million for the full year of 2011 as a result of the Company’s acquisition of Cardiogenesis in May 2011.

Preservation services revenues for the fourth quarter of 2011 increased 5 percent to $14.8 million compared to $14.0 million for the fourth quarter of 2010.  The increase in preservation services revenues for the fourth quarter of 2011 was primarily due to an increase in shipments of vascular tissues and an increase in average preservation service fees, partially offset by a decrease in shipments of cardiac tissues.

Preservation services revenues for the full year of 2011 were $59.8 million compared to $59.7 million for the full year of 2010.  Preservation services revenues for the full year of 2011 were favorably affected by an increase in shipments of vascular tissue and an increase in average preservation service fees, offset by a decrease in shipments of cardiac tissues.

Total gross margins increased to 64 percent in the fourth quarter of 2011, up from 60 percent in the fourth quarter of 2010, driven by higher gross margins from the Company’s existing products, the acquisition of the Cardiogenesis product line, and the loss of lower margin HemoStase revenues.  Preservation services gross margins were 42 percent and 39 percent for the fourth quarters of 2011 and 2010, respectively.  Product gross margins were 85 percent and 80 percent for the fourth quarters of 2011 and 2010, respectively.

Total gross margins were 63 percent and 58 percent for the full year of 2011 and 2010, respectively.  Preservation services gross margins were 43 percent and 40 percent for the full year of 2011 and 2010, respectively.  Product gross margins were 84 percent and 78 percent for the full year of 2011 and 2010, respectively.  Total gross margins for the full year of 2010 included a pretax charge of $1.6 million to write down HemoStase inventory that the Company did not believe it would be able to distribute.

General, administrative, and marketing expenses for the fourth quarter of 2011 were $14.6 million compared to $12.2 million for the fourth quarter of 2010.  General, administrative, and marketing expenses for the fourth quarter of 2011 have increased compared to 2010 to support the sales personnel and ongoing operations of Cardiogenesis.  General, administrative, and marketing expenses for the fourth quarter of 2011 included approximately $843,000 in costs related to ongoing litigation.

General, administrative, and marketing expenses for the full year of 2011 were $57.3 million compared to $49.1 million for the full year of 2010.  General, administrative, and marketing expenses for the full year of 2011 included approximately $4.2 million in costs related to the Company’s acquisition of Cardiogenesis and other business development activities and approximately $1.9 million related to ongoing litigation.  General, administrative, and marketing expenses for the full year of 2010 included approximately $1.0 million in costs related to business development activities and $2.3 million related to ongoing litigation.

Research and development expenses were $1.8 million and $2.0 million for the fourth quarters of 2011 and 2010, respectively.  Research and development expenses were $6.9 million and $5.9 million for the full year of 2011 and 2010, respectively.  Research and development spending in 2011 was primarily focused on SynerGraft® tissues and products, PerClot, BioFoam Surgical Matrix, and BioGlue.

Acquired in-process research and development expense of $3.5 million in the full year of 2010 was related to an intangible asset for PerClot distribution and manufacturing rights in the U.S. and certain other countries in which PerClot does not have current regulatory approvals.  Therefore the cost allocated to this asset was expensed upon acquisition.

Other expense was $177,000 for the full year of 2011 compared to $2.6 million for the full year of 2010.  Other expense of $2.6 million in the full year of 2010 consisted primarily of the $3.6 million charge related to the impairment of the investment in Medafor common stock, partially offset by a $1.3 million gain on valuation of the derivative related to the investment in Medafor common stock.

During the fourth quarter and full year ended December 31, 2011, the Company purchased 313,000 and 593,000 shares of the Company’s common stock at average prices of $4.52 and $4.90, respectively, resulting in aggregate purchases of $1.4 million and $2.9 million, respectively.  During January 2012, the Company purchased 121,000 shares of the Company’s common stock at an average price of $5.15, resulting in aggregate purchases of $627,000.

As of December 31, 2011, the Company had $27.0 million in cash, cash equivalents, and restricted securities, compared to $40.8 million at December 31, 2010.  The decrease in cash, cash equivalents, and restricted securities is largely a result of the $21.7 million paid for the acquisition of Cardiogenesis in the second quarter of 2011 and $3.5 million paid for the purchase of Series A Preferred Stock of ValveXchange in early July 2011, and $2.9 million in common stock repurchases as discussed above, partially offset by operating cash flows.  Of this $27.0 million in cash, cash equivalents, and restricted securities, $1.2 million was received from the U.S. Department of Defense as advance funding for the development of BioFoam protein hydrogel technology, and $5.0 million was designated as restricted securities primarily due to a financial covenant requirement under the Company’s credit agreement.  The Company’s net cash flows provided by operations were $16.8 million for the full year of 2011 and $20.8 million for the full year of 2010.

2012 Financial Guidance

The Company expects total revenues for the full year of 2012 to be between $126.0 million and $129.0 million, which include revenues of approximately $500,000 related to the use of funds received from the U.S. Department of Defense in connection with the development of BioFoam.  This represents annual total revenue growth of 5 percent to 8 percent.  The Company expects tissue processing revenues to be flat for the full year of 2012 compared to 2011.  Revenues from the Company’s higher margin product segment are expected to grow between 10 percent and 15 percent for the full year of 2012.  This includes expectations for BioGlue and BioFoam revenues to increase in the low to mid-single digits on a percentage basis in 2012 compared to 2011, and PerClot revenues to be between $3.5 million and $4.5 million, which represents growth of between 38 percent to 78 percent compared to 2011.  The Company expects revenues from revascularization technologies to be between $10.5 million and $11.5 million in 2012, which represents growth of 9 percent to 19 percent compared to the annualized fourth quarter 2011 run rate.  Research and development expenses are expected to be between $10.0 million and $12.0 million in 2012 as a result of the Company’s investments in its U.S. clinical trials for Perclot and BioFoam, along with its European pilot study for TMR with biologics.  The Company expects earnings per share of between $0.14 and $0.18 in 2012, which includes the increased research and development expenses described above, along with increased legal expenses related to the Company’s ongoing litigation with Medafor.  The Company’s earnings per share guidance excludes expenses related to business development and potential share repurchases, which cannot currently be estimated.  We have estimated litigation expense conservatively on the high end of our anticipated range, because litigation expenses are extremely variable and are not easily predicted.

The Company expects the effective income tax rate for 2012 to be in the mid thirty percent range.

The Company’s financial guidance for the full year of fiscal 2012 is subject to the risks described below in the last paragraph of this press release, prior to the financial tables.

Webcast and Conference Call Information

The Company will hold a teleconference call and live webcast today at 10:00 a.m. Eastern Time to discuss the results followed by a question and answer session hosted by Mr. Anderson.

To listen to the live teleconference, please dial 201-689-8261 a few minutes prior to 10:00 a.m.  A replay of the teleconference will be available from February 16 through February 23 and can be accessed by calling 877-660-6853 (toll free) or 201-612-7415.  The account number for the replay is 244 and the conference number is 388168.

The live webcast and replay can be accessed by going to the Investor Relations section of the CryoLife Web site at www.cryolife.com and selecting the heading Webcasts & Presentations.

About CryoLife

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries throughout the U.S. and Canada.  CryoLife’s CryoValve® SG pulmonary heart valve, processed using CryoLife’s proprietary SynerGraft® technology, has FDA 510(k) clearance for the replacement of diseased, damaged, malformed, or malfunctioning native or prosthetic pulmonary valves.  CryoLife’s CryoPatch® SG pulmonary cardiac patch has FDA 510(k) clearance for the repair or reconstruction of the right ventricular outflow tract (RVOT), which is a surgery commonly performed in children with congenital heart defects, such as Tetralogy of Fallot, Truncus Arteriosus, and Pulmonary Atresia.  CryoPatch SG is distributed in three anatomic configurations: pulmonary hemi-artery, pulmonary trunk, and pulmonary branch.  CryoLife’s BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels.  BioGlue is also CE marked in the European Community and approved in Canada, Brazil and Australia for use in soft tissue repair and was recently approved in Japan for use in the repair of aortic dissections.  CryoLife’s BioFoam™ Surgical Matrix is CE marked in the European Community for use as an adjunct in the sealing of abdominal parenchymal tissues (liver and spleen) when cessation of bleeding by ligature or other conventional methods is ineffective or impractical.  CryoLife distributes PerClot®, an absorbable powdered hemostat, in the European Community.  CryoLife, through its subsidiary Cardiogenesis Corporation, specializes in the treatment of cardiovascular disease and the sale of devices that treat severe angina.  Its market leading FDA-approved Holmium: YAG laser console and single use, fiber-optic handpieces are used to perform a surgical procedure known as Transmyocardial Revascularization (TMR).

For additional information about CryoLife, visit CryoLife’s website, www.cryolife.com.

Statements made in this press release that look forward in time or that express management's beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations.  These statements include those regarding our expectation that we will begin accelerating our growth in 2012, led by expanded adoption of PerClot, BioGlue, and TMR, the upside potential for revenues from our product segment over the next several years as we execute on the clinical and regulatory pathways for our pipeline, 2012 clinical and regulatory plans for our products, and the belief that our portfolio of complementary, high margin products has the potential to significantly expand our market opportunity, leverage our core infrastructure, and build value for the Company and its shareholders. These statements also include our anticipated performance and expected effective income tax rate for the full year of fiscal 2012.  These risks and uncertainties include that we will not experience expanded adoption of PerClot, BioGlue, and TMR as soon as expected, if at all.  The successful development of our products, particularly our newer products, is dependent on a number of factors beyond our control, including physician and patient acceptance.  Competing products may be marketed or developed that reduce our market share, and in such instances, we may see revenue growth slow or even decline.  BioGlue is a mature product in comparison to our other products and, as such, continued or accelerated revenue growth may be difficult to obtain for BioGlue.  Each of our products is subject to domestic and/or foreign regulation, and the success of our products is dependent on our ability to maintain current regulatory approvals and, in some instances, obtain new regulatory approvals.  Management may decide to delay or cease any clinical or regulatory efforts with respect to any of our products at any time.  In the event that we are ultimately unable to obtain or maintain any necessary regulatory approvals, we will not be able to distribute the unapproved product in the respective jurisdiction.  Our expectations regarding revenues and clinical and regulatory pathways for our products over the next several years are particularly difficult to forecast with accuracy, and our results with respect to future periods beyond 2012 are more likely to differ from our current expectations due to factors beyond our control.  Regulatory requirements may prove more difficult, time consuming, or costly to satisfy than we currently anticipate.  In addition, regulators may impose new or different regulatory requirements on the products or services we offer, which could result in delays for new products or services, or disruption of sales for existing ones.  CryoLife has also inherited certain risks and uncertainties related to its 2011 acquisition of Cardiogenesis' business.  These risks and uncertainties include that CryoLife's ability to maintain revenues and achieve growth in revenues from Cardiogenesis’ revascularization technologies in the future is dependent upon physician awareness of this technology as a safe, efficacious, and appropriate treatment for their patients, we will continue to purchase some of Cardiogenesis’ key product components from single suppliers, and the loss of these suppliers could prevent or delay shipments of its products, delay clinical trials, or otherwise adversely affect our business, if Cardiogenesis’ independent contract manufacturers fail to timely deliver sufficient quantities of some of Cardiogenesis’ products and components, our Cardiogenesis operations may be harmed, Cardiogenesis’ contract manufacturers are at locations that may be at risk from earthquakes or other natural disasters, Cardiogenesis may have liability for actions that occurred prior to our acquisition of Cardiogenesis which could adversely affect us, and Cardiogenesis' internal controls over financial reporting may not have been effective prior to the merger, which could impact the value of our investment in Cardiogenesis and potentially lead to lawsuits from former Cardiogenesis shareholders, which could have a significant and adverse effect on CryoLife.  Cardiogenesis has been named as a defendant in a patent infringement lawsuit, and costly litigation may be necessary to protect or defend its intellectual property rights.  These risks and uncertainties related to Cardiogenesis' business that CryoLife has inherited also include the risk factors detailed in Cardiogenesis' Securities and Exchange Commission filings, including its Form 10-K filing for the year ended December 31, 2010, and Cardiogenesis' other SEC filings.  Our anticipated performance and expected effective income tax rate for the full year of fiscal 2012 is subject to the general risks associated with our business, which, in addition to those discussed above, include that we are significantly dependent on our revenues from BioGlue and are subject to a variety of risks affecting this product, including that a German Patent Court has nullified our main BioGlue patent in Germany, and if the ruling is upheld on appeal, we would be prevented from suing to prevent third parties from infringing the main BioGlue patent in Germany, the continued introduction into the market of products that compete with BioGlue could have an irreversible adverse impact on our sales of BioGlue, our BioGlue patent expires in the U.S. in mid-2012 and in the rest of the world in mid-2013, we are currently involved in significant litigation with Medafor and that litigation cost has had, and is likely to continue to have, a material adverse impact on our profitability, litigation costs are extremely variable and difficult to predict, and our actual earnings per share could differ greatly from those projected as a result, the timing of research and development costs is also difficult to predict and a delay or acceleration of anticipated research and development spending could cause our actual earnings per share to differ greatly from those projected, our tissues and products have caused, and may in the future cause, injury to patients, and we have been, and may in the future be, exposed to tissue processing and product liability claims, including one currently outstanding product liability lawsuit, and additional regulatory scrutiny, required approvals, or recalls as a result, our investment in Medafor has been impaired due to Medafor’s termination of our exclusive distribution agreement with Medafor and our investment could be further impaired by risks associated with Medafor’s business or by Medafor’s actions, which could have a material adverse impact on our financial condition and profitability, Medafor has filed counter-claims against us with respect to our lawsuit against Medafor, and if Medafor is successful in its claims, our revenues and profitability may be materially, adversely impacted, we will not fully realize the benefit of our investment in our distribution and license and manufacturing agreements with Starch Medical, Inc. unless we are able to obtain FDA approval for PerClot in the U.S., which will require an additional commitment of funds, the FDA rejected our initial IDE application for PerClot and we are working to address its concerns, but there is no guarantee that we can do so on a timely or cost efficient basis, if at all, the receipt of impaired materials or supplies that do not meet our standards or the recall of materials or supplies by our vendors or suppliers could have a material adverse impact on our revenues, financial condition, profitability, and cash flows, our sales are impacted by challenging domestic and international economic conditions and their constraining effect on hospital budgets and demand for our tissues and products could decrease in the future, which could have a material adverse impact on our business, healthcare policy changes, including recent federal legislation to reform the U.S. healthcare system, may have a material adverse effect on us, the loss of any of our sole-source suppliers could have a material adverse effect on our revenues, financial condition, profitability, and cash flows, we may be unsuccessful in our efforts to market and sell PerClot in the U.S. and internationally, we may expand through acquisitions, or licenses of, or investments in other companies or technologies, which may result in additional dilution to our stockholders and consume resources that may be necessary to sustain our business, we may not realize the anticipated benefits from acquisitions and we may find it difficult to integrate recent acquisitions or potential future acquisitions of technology or business combinations, which could disrupt our business, dilute stockholder value, and adversely impact our operating results, we are subject to stringent domestic and foreign regulation which may impede the approval process of our tissues and products, hinder our development activities and manufacturing processes, and, in some cases, result in the recall or seizure of previously cleared or approved tissues and products, our HemoStase sales ceased in late March 2011, and we will not be able to participate in the hemostats market in the U.S. or other markets where we lack regulatory approval unless we can obtain FDA or other regulatory approval for PerClot, we may not be successful in obtaining necessary clinical results and regulatory approvals for services and products in development, and our new services and products may not achieve market acceptance, uncertainties related to patents and protection of proprietary technology may adversely affect the value of our intellectual property, intense competition may affect our ability to operate profitably, if we are not successful in expanding our business activities in international markets, we may be unable to increase our revenues, we are dependent on the availability of sufficient quantities of tissue from human donors, key growth strategies may not generate the anticipated benefits, investments in new technologies and acquisitions of products or distribution rights may not be successful, regulatory action outside of the U.S. has affected our business in the past and may affect our business in the future, consolidation in the health care industry could lead to demands for price concessions, limits on the use of our tissues and products, and limitations on our ability to sell to certain of our significant market segments, extensive government regulation may adversely impact our ability to develop and market services and products, the success of many of our tissues and products depends upon strong relationships with physicians, our existing insurance policies may not be sufficient to cover our actual claims liability, we may be unable to obtain adequate insurance at a reasonable cost, if at all, we are not insured against all potential losses, and natural disasters or other catastrophes could adversely impact our business, financial condition, and profitability, our credit facility, which expires in October 2014, limits our ability to pursue significant acquisitions, our ability to borrow under our credit facility may be limited, continued fluctuation of foreign currencies relative to the U.S. Dollar could materially adversely impact our business, rapid technological change could cause our services and products to become obsolete, our CryoValve SG pulmonary heart valve post-clearance study may not provide expected results, our investment in ValveXchange, Inc. may become impaired, which could have a material adverse impact on our earnings, and we are dependent on key personnel. Our expectations regarding earnings per share for 2012 include anticipated 2012 expenses for research and development and litigation.  Actual 2012 expenses for research and development and litigation may vary significantly from our current expectations, based in part on factors beyond our control.  In the event that research and development expenses and/or legal expenses are higher than expected, our actual 2012 earnings per share would be lower than projected.  These risks and uncertainties include the risk factors detailed in our Securities and Exchange Commission filings, including our Form 10-K to be filed on or around February 17, 2012 for the year ended December 31, 2011.  CryoLife does not undertake to update its forward-looking statements.

 CRYOLIFE, INC. AND SUBSIDIARIES
Financial Highlights
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(Unaudited)		(Audited)
Revenues:
Preservation services	$14,775	$14,025	$59,793	$59,724
Products	15,455	15,094	59,387	56,370
Other	167	103	446	551
Total revenues	30,397	29,222	119,626	116,645

Cost of preservation services and products:
Preservation services	8,631	8,546	34,340	35,868
Products	2,391	3,091	9,442	12,409
Total cost of preservation services
and products	11,022	11,637	43,782	48,277

Gross margin	19,375	17,585	75,844	68,368

Operating expenses:
General, administrative, and marketing	14,626	12,201	57,302	49,064
Research and development	1,800	2,037	6,899	5,923
Acquired in-process research and development	--	(236)	--	3,513
Total operating expenses	16,426	14,002	64,201	58,500

Operating income	2,949	3,583	11,643	9,868

Interest expense	26	35	142	180
Interest income	(1)	(7)	(14)	(23)
Gain on valuation of derivative	--	--	--	(1,345)
Other than temporary investment impairment	--	--	--	3,638
Other expense, net	61	97	49	141

Income before income taxes	2,863	3,458	11,466	7,277
Income tax expense	997	1,343	4,095	3,333

Net income	$1,866	$2,115	$7,371	$3,944

Income per common share:
Basic	$0.07	$0.08	$0.26	$0.14
Diluted	$0.07	$0.07	$0.26	$0.14

Weighted-average common shares outstanding:
Basic	27,469	27,692	27,441	27,987
Diluted	27,745	28,030	27,759	28,274

CRYOLIFE, INC. AND SUBSIDIARIES
Financial Highlights
(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(Unaudited)		(Audited)
Preservation Services:
Cardiac tissue	$6,629	$7,044	$26,618	$27,997
Vascular tissue	8,146	6,981	33,175	31,727
Total preservation services	14,775	14,025	59,793	59,724

Products:
BioGlue and BioFoam	12,519	12,164	49,455	47,383
PerClot	617	264	2,528	264
HemoStase	(96)	2,666	1,699	8,793
Revascularization technology	2,415	--	5,705	--
Other medical devices	--	--	--	(70)
Total products	15,455	15,094	59,387	56,370

Other	167	103	446	551
Total revenues	$30,397	$29,222	$119,626	$116,645

Revenues:
U.S.	$24,475	$23,610	$95,975	$97,037
International	5,922	5,612	23,651	19,608
Total revenues	$30,397	$29,222	$119,626	$116,645

	December 31,	December 31,
	2011	2010
	(Audited)	(Audited)

Cash, cash equivalents, and restricted securities	$27,017	$40,806
Receivables, net	17,505	14,313
Deferred preservation costs	29,039	31,570
Inventories	7,320	6,429
Investment in equity securities	6,248	2,594
Total assets	147,864	137,438
Shareholders’ equity	121,538	113,942

CRYOLIFE, INC. AND SUBSIDIARIES
Unaudited Reconciliation of
Non-GAAP Adjusted Net Income and Adjusted Income per Common Share - Diluted
(In thousands, except per share data)

	Twelve Months Ended
	December 31,
	2011	2010
GAAP:

Income before income taxes	$11,466	$7,277
Income tax expense	4,095	3,333

Net income	$7,371	$3,944

Net income applicable to common shareholders - diluted	$7,224	$3,894

Diluted income per common share:	$0.26	$0.14

Diluted weighted-average common shares outstanding:	27,759	28,274

Reconciliation excluding items:

Income before income taxes, GAAP	$11,466
Excluding expenses for business development activities	4,210
Adjusted income before income taxes, non-GAAP	15,676

Income tax expense calculated at 2011 effective tax rate of 36%	5,643
Adjusted net income, non-GAAP	$10,033

Adjusted net income, non-GAAP allocated to participating securities - diluted	201
Adjusted net income, non-GAAP applicable to
common shareholders - diluted	$9,832

Diluted adjusted income per common share, non-GAAP:	$0.35

Diluted weighted-average common shares outstanding:	27,759

Investors should consider this non-GAAP information in addition to, and not as a substitute for, financial measures prepared in accordance with U.S. GAAP.  In addition, this non-GAAP financial information may not be the same as similar measures presented by other companies.  Non-GAAP adjusted net income and adjusted income per common share - diluted exclude expenses for business development activities, including the Company’s transaction and integration costs associated with the acquisition of Cardiogenesis.  The Company believes that this non-GAAP presentation provides useful information to investors regarding the operating expense structure of the Company’s existing and recently acquired operations without regard to its ongoing efforts to acquire additional complementary products and businesses and without regard to the transaction and integration costs incurred in connection with recently acquired businesses.  The Company does, however, expect to incur similar types of business development expenses in the future, and this non-GAAP financial information should not be viewed as a promise or indication that these types of expenses will not recur.